Exhibit 23.1


                  INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Registration Statement of Photronics, Inc. on Form S-8 of our report dated December 6, 1999, except as to Footnote 15, as to which the date is January 10, 2000, appearing in the Annual Report on Form 10-K of Photronics, Inc. for the year ended October, 31, 1999, and of our report dated June 19, 2000, appearing in the Form 8-K/A, Amendment No. 1 of Photronics, Inc. dated June 30, 2000, relating to the supplementary consolidated financial statements of Photronics, Inc.


/s/ DELOITTE & TOUCHE LLP
-------------------------
Deloitte & Touche LLP
Hartford, Connecticut
July 19, 2000